UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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SUNSHINE BIOPHARMA, INC.
(Name of Registrant As Specified In Charter)

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Sunshine Biopharma, Inc.
6500 Trans-Canada Highway
4th Floor
Pointe-Claire, Quebec, Canada H9R 0A5
(514) 426-6161

INFORMATION STATEMENT

INTRODUCTION

This Information Statement is being mailed or otherwise furnished to shareholders of Sunshine Biopharma, Inc., a Colorado corporation (the "Company"), on or about April 2, 2020, in connection with a certain shareholder action taken by written consent of the holders of a majority of our outstanding shares entitled to vote at a meeting of shareholders to approve a reverse split (the "Reverse Stock Split") of our issued and outstanding Common Stock, $0.001 par value per share (the "Common Stock") pursuant to which each twenty (20) shares of our Common Stock issued and outstanding as of the record date of the Reverse Stock Split will be combined and consolidated into one (1) share of Common Stock immediately following the Reverse Stock Split. The number of authorized shares of our Common Stock shall remain at 3,000,000,000 shares.

Our Board of Directors approved the Reverse Stock Split on December 9, 2019 and recommended that the Reverse Stock Split be approved by our shareholders. The Reverse Stock Split requires the approval of holders of a majority of the shares entitled to vote at a shareholder meeting. Under Colorado law, we are permitted to obtain approval of the Reverse Stock Split by written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes that would be necessary to approve the Reverse Stock Split at a meeting at which all shares entitled to vote thereon were present and voted. On December 9, 2019, holders of a majority of the voting capital stock acted by written consent to approve the Reverse Stock Split.

We have elected not to call a special meeting of our shareholders in order to eliminate the costs of and time involved in holding a special meeting. Our management has concluded that it is in the best interests of our Company to address this matter in the manner stated herein.

Shareholders of record at the close of business on December 9, 2019, are entitled to receive this Information Statement. As the Reverse Stock Split has been duly approved by shareholders holding a majority of our voting capital stock, approval or consent of the remaining shareholders is not required and is not being solicited hereby or by any other means.

The Reverse Stock Split will become effective after the Financial Industry Regulatory Association (“FINRA”) notifies us of its approval of the same and after dissemination of this Information Statement to our shareholders, which is expected to occur on or about April 6, 2020 (the “Effective Date”). We will not be required to file an amendment to our Articles of Incorporation because we do not intend to change our current authorized capital.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our voting capital stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

This Information Statement will serve as written notice to shareholders pursuant to the Colorado Business Corporation Act.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

The date of this Information Statement is April 2, 2020.

PURPOSE AND EFFECT OF THE REVERSE STOCK SPLIT

On December 9, 2019, our Board of Directors voted to authorize and recommend that our shareholders approve and effect the Reverse Stock Split. Also, on December 9, 2019, shareholders representing a majority of our voting capital stock outstanding consented in writing to the Reverse Stock Split. The terms of the Reverse Stock Split provide for each twenty (20) of the outstanding shares of our Common Stock on the date of the Reverse Stock Split (the "Old Shares") will be automatically converted into one (1) share of our Common Stock (the "New Shares"), thereby reducing the number of shares of our Common Stock issued and outstanding. The Reverse Stock Split will not change the par value designation of our Common Stock or change the number of shares of our Common and Preferred Stock which are currently authorized for issuance.

After discussions with some of our shareholders, as well as discussions with investment bankers who have worked with our Company, our Board of Directors believes that the number of issued and outstanding shares of our Common Stock is disproportionate to our current balance sheet. In addition, because of the current low price of our Common Stock, our credibility as a viable business enterprise is negatively impacted. In this regard, certain investors view low-priced stock as unattractive or, as a matter of policy, are precluded from purchasing low-priced securities. However, certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. As of the date of this Information Statement, our Common Stock falls within the definition of a "penny stock" set forth in Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). It is doubtful that the price of our Common Stock will increase as a result of the Reverse Stock Split so as to allow the brokerage community to eliminate the classification of our Common Stock as a "penny stock," which means that broker-dealers will continue to be required to implement additional sales practices required in connection with the sale of our securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to a sale of penny stock. Also, a disclosure schedule must be prepared before any transaction involving a penny stock, and disclosure is required about (1) sales commissions payable to both the broker-dealer and the registered representative; and (2) current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock. Because of these additional obligations, some brokers will not affect transactions in penny stocks.

Because brokerage commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, the current share price of our Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor also may limit the willingness of institutions to purchase our Common Stock at its current price levels.

Our Board of Directors believes that some potential executives and other employees are less likely to consider working for a company with a low stock price, regardless of the size of the company’s market capitalization. If the Reverse Stock Split successfully increases the per share price of our Common Stock (of which there can be no assurance), our Board of Directors believes this increase could enhance our Company’s ability to attract and retain key executives and other employees. The reduction in the number of outstanding shares is expected to increase the bid price of our Common Stock, although there can be no assurance that the price will increase in inverse proportion to the ratio of the Reverse Stock Split ratio.

If our Common Stock price increases in the future and various aspects of our business plan are successfully implemented which results in an increase of our revenue base, we may in the future attempt to cause our Common Stock to become listed on a national exchange. These national exchanges have minimum listing and maintenance requirements. By undertaking the Reverse Stock Split, we believe that our opportunity to have our Common Stock listed on such a national stock exchange will be enhanced. However, there can be no assurances that our revenue base will increase, or that we will cause an application to be filed to list our Common Stock for trading on any national exchange, or if we do so, that our application will be accepted, despite the Reverse Stock Split. The market price of our Common Stock is also based on factors which may be unrelated to the number of shares outstanding. These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control.

For these reasons our Board of Directors has chosen to adopt and recommend the Reverse Stock Split.

The Reverse Stock Split will affect all of our shareholders uniformly. We will not issue fractional shares to those shareholders whose holdings are not divisible by 20 but will round off any fractional result to the next higher number. After the Effective Date of the Reverse Stock Split, each stockholder will own a reduced number of shares of our Common Stock but will hold the same percentage of the outstanding shares as such stockholder held prior to the Effective Date. The number of shares of our Common Stock that may be purchased upon the exercise of outstanding options or conversion of outstanding Convertible Notes and the per share exercise or conversion prices thereof will be adjusted appropriately to give effect to the Reverse Stock Split as of the Effective Date.

The liquidity of our Common Stock may be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split. In addition, the Reverse Stock Split will increase the number of shareholders who own odd-lots. An odd-lot is fewer than 100 shares. Such shareholders may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

The Reverse Stock Split will not affect the par value of our Common Stock. As a result, on the Effective Date, the stated capital on our balance sheet attributable to our Common Stock will be reduced in proportion with the exchange ratio for the Reverse Stock Split and our additional paid-in capital account will be credited with the amount by which the stated capital is reduced. These accounting entries will have no impact on total stockholders’ equity. All share and per share information will be retroactively adjusted following the Effective Date to reflect the Reverse Stock Split for all periods presented in future filings under the Exchange Act with the Securities and Exchange Commission.

As a result of the Reverse Stock Split, we will have an increased number of authorized but unissued shares of our Common Stock available. The Board of Directors has determined that the availability of additional authorized but unissued shares may be beneficial to our Company in the future. The availability of additional authorized shares will allow the Board to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by the stockholders or the time delay involved in obtaining stockholder approval (except to the extent that approval is otherwise required by applicable law). Such purposes could include meeting requirements for capital expenditures or working capital or, depending on the market conditions, effecting future acquisitions of other businesses through the issuance of shares.

In addition, because the Reverse Stock Split will result in an increased number of authorized but unissued shares of our Common Stock, it may be construed as having an anti-takeover effect. Although the Reverse Stock Split is not being proposed by the Board for this purpose, in the future the Board could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our Company by, for example, privately placing shares with purchasers who might side with the Board in opposing a hostile takeover bid. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our Bylaws or certain provisions of our Articles of Incorporation would not receive the requisite vote. Such uses of our Common Stock could render more difficult, or discourage, an attempt to acquire control of our Company if such transactions were opposed by the Board.

The Reverse Stock Split will have the following effects upon our Common Stock:

●
The number of shares owned by each holder of Common Stock will be reduced by the ratio of twenty (20) to one (1), reducing the total number of shares of our Common Stock outstanding from 574,275,366 shares to approximately 28,713,768 shares;

●
The number of shares of Common Stock we are authorized to issue will remain at 3,000,000,000 shares; and

●
The par value of our Common Stock will remain the same at $0.001 per share.

The New Shares will be fully paid and non-assessable. The Reverse Stock Split will not change any of the other the terms of our Common Stock. The New Shares will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Old Shares. Each shareholder's percentage ownership of the New Shares will not be altered.

Because the authorized shares of our Common Stock will not be reduced, the overall effect will be an increase in authorized but unissued shares of our Common Stock as a result of the Reverse Stock Split.

We have no present intention of seeking to terminate our registration and our reporting requirements under the Exchange Act.

Manner of Effecting the Reverse Stock Split

The Reverse Stock Split will become effective on the Effective Date. We intend to notify FINRA of the intended Reverse Stock Split by filing the Issuer Company Related Action Notification Form prior to the anticipated record date of such action. Our failure to provide such notice may constitute fraud under Section 10 of the Exchange Act. Once approved by FINRA we will disseminate this Information Statement to our shareholders.

As soon as practicable after the Effective Date, our transfer agent, Corporate Stock Transfer, Inc., will send a letter of transmittal to each holder of record of Old Shares outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificates representing the Old Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing the Old Shares, a shareholder will be entitled to receive a certificate representing the number of the New Shares into which his Old Shares have been reclassified as a result of the Reverse Stock Split. Shareholders should not submit any certificates until requested to do so. No new certificate will be issued to a shareholder until such shareholder has surrendered his outstanding certificates, together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing the Old Shares will be deemed for all corporate purposes after the Effective Date to evidence ownership of the New Shares in the appropriately reduced number.

Vote Required

The Reverse Stock Split requires the approval of the holders of a majority of the shares entitled to vote at a shareholder meeting on December 9, 2019. Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote. There were 574,275,366 shares of our Common Stock outstanding as of December 9, 2019 plus 500,000 shares of our Series “B” Preferred Shares that represent an aggregate of 500,000,000 votes for a total of 1,074,275,366 eligible votes. On that date, shareholders representing 650,834,598 votes (60.58%) entitled to vote at a meeting, which is a majority of the shares outstanding, consented in writing to the Reverse Stock Split.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the Reverse Stock Split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split. It does not discuss any state, local, foreign or minimum income or other U.S. federal tax consequences. Also, it does not address the tax consequences to shareholders who are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder.

EACH SHAREHOLDER SHOULD CONSULT WITH SUCH SHAREHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE STOCK SPLIT.

No gain or loss should be recognized by a shareholder of our Company upon such shareholder's exchange of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis of the New Shares received in the Reverse Stock Split will be the same as the shareholder's aggregate tax basis in the Old Shares exchanged therefor. The shareholder's holding period for the New Shares will include the period during which the shareholder held the Old Shares.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our Common Stock as of December 9, 2019, by (i) each person known to us to own beneficially more than 5% of our Common Stock, (ii) each director, (iii) each executive officer, and (iv) all directors and executive officers as a group. This information is exhibited on a pre-reverse split basis. Share ownership is deemed to include all shares that may be acquired through the exercise or conversion of any other security immediately or within the next sixty days. Such shares that may be so acquired are also deemed outstanding for purposes of calculating the percentage of ownership for that individual or any group of which that individual is a member. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Class	Percent of Voting Shares

Common	Dr. Steve N. Slilaty(1)	51,619,932(2)	8.99%	4.81%
Series B Preferred	579 Rue Lajeunesse Laval, Quebec Canada H7X 3K4	500,000,000(3)	0%	46.54%

Common	Dr. Abderrazzak Merzouki(1)	40,879,500	7.12%	3.81%
	731 Place de l’Eeau Vive Laval, Quebec Canada H7Y 2E1

Common	Camille Sebaaly(1) 14464 Gouin West, #B Montreal, Quebec Canada H9H 1B1	58,335,166(4)	10.16%	5.43%

Common	All Officers and Directors As Group (3 persons)	150,834,598	26.27%	60.58%

(1)
Officer and Director.

(2)
Includes 10,750,713 shares held in the name of Advanomics Corporation. Dr. Slilaty is an officer, director and principal shareholder of Advanomics Corporation and, as a result, controls the disposition of these shares.

(3)
Comprised of 500,000 shares of $0.10 par value Series “B” Preferred Stock having 1,000 votes per share. The Series “B” Preferred Stock is non-convertible, non-redeemable, non-retractable and has a superior liquidation value of $0.10 per share.

(4)
Includes 6,473,447 shares held in the name of 4019318 Canada, Inc. Mr. Sebaaly is the sole officer and director of this company and, as a result, controls the disposition of these shares.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC Office of Freedom of Information and Privacy Act Operations, Mail Stop 2736, Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents, as filed with the SEC by the Company, are incorporated herein by reference: Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2019.

You may request a copy of these filings, at no cost, by writing Sunshine Biopharma, Inc. at 6500 Trans-Canada Highway, 4th Floor, Pointe-Claire, Quebec, Canada H9R 0A5 or by telephoning the Company at (514) 426-6161. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address, and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 6500 Trans-Canada Highway, 4th Floor, Pointe-Claire, Quebec, Canada H9R 0A5 or telephone at (514) 426-6161.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of our Common Stock only for information purposes. Please read this Information Statement carefully.

BY ORDER OF THE BOARD OF DIRECTORS

Dr. Steve N. Slilaty, Chairperson of the Board
and Chief Executive Officer

Montreal, Canada
April 2, 2020